Press Release For immediate release

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Invesco Ltd. Announces June 30, 2013
Assets Under Management

Investor Relations Contact:  Jordan Krugman     404-439-4605
Media Relations Contact:  Bill Hensel                 404-479-2886

Atlanta, July 10, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $705.6 billion, a decrease of 3.3% month over month.  The decrease was primarily due to unfavorable market returns, declines in money market AUM and negative long-term flows.  FX decreased AUM by $0.2 billion during the month.  Both active and passive AUM experienced negative long-term flows, which included the previously announced $2 billion low fee passive outflow.  Preliminary average total AUM for the quarter through June 30 were $719.8 billion, and preliminary average active AUM for the quarter through June 30 were $593.9 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
June 30, 2013(a)	$705.6	$321.4	$173.1	$49.7	$77.8(b)	$83.6
May 31, 2013	$729.6	$330.7	$178.0	$51.7	$82.7	$86.5
April 30, 2013	$726.7	$326.2	$179.1	$51.8	$81.8	$87.8
March 31, 2013	$707.7	$319.1	$175.9	$49.3	$77.8	$85.6
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
June 30, 2013(a)	$581.9	$255.7	$130.6	$49.7	$77.8(b)	$68.1
May 31, 2013	$600.4	$263.6	$133.5	$51.7	$82.7	$68.9
April 30, 2013	$599.2	$261.0	$135.4	$51.8	$81.8	$69.2
March 31, 2013	$584.6	$257.1	$134.0	$49.3	$77.8	$66.4
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
June 30, 2013(a)	$123.7	$65.7	$42.5	$0.0	$0.0	$15.5
May 31, 2013	$129.2	$67.1	$44.5	$0.0	$0.0	$17.6
April 30, 2013	$127.5	$65.2	$43.7	$0.0	$0.0	$18.6
March 31, 2013	$123.1	$62.0	$41.9	$0.0	$0.0	$19.2

As previously announced, the company has entered into an agreement to sell Atlantic Trust Private Wealth Management which is being accounted for as discontinued operations in our Q2 results.  The AUM for Atlantic Trust are excluded from all periods presented in the table above(d).

  (a)   Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM include $73.5 billion in institutional money market AUM and $4.4 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
(d)	For the period ending June 30, 2013, the excluded Atlantic Trust total AUM were $21.7 billion with $21.2 billion in balanced and $0.5 billion in equity.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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